EXHIBIT 99.1 - News Release

Amersin subsidiary receives 30 million RMB contract

NEW YORK, April 6th, 2005 - / -- Amersin Life Science Corporation (OTCBB: AMLS) announced today that its subsidiary, Hubei Tongji Benda Ebei Pharmaceutical Company, has been awarded a 30 million RMB sales contract (approx. 3.6 million USD) to supply a range of homeostatic, antiviral and other pharmaceuticals in injectable form to Hubei Jiuzhoutong Pharmaceutical Ltd..
Hubei Jiuzhoutong Pharmaceutical Ltd. is one of the largest, and the fastest growing privately owned, pharmaceutical distribution companies in China. It has established sales and distribution networks throughout China.

“We are pleased to enter into Hubei Jiuzhoutong Pharmaceuticals’ large distribution network” said Mr. Reid Li, President of Amersin Life Sciences Corporation, “This is the first time our subsidiary has received a single contract of this size from such a well established distributor. Our products will be sold into new markets through their sales network creating additional demand in the future. It is the beginning of a strategic relationship we believe will lead to many other opportunities as we continue to restructure our products lines to increase capacity and introduce additional products that fit within Hubei Jiuzhoutongs’ established channels. ”

About Amersin Life Science Corporation:
Amersin is engaged in the acquisition and vertical integration of operating subsidiaries and controlling joint venture interests in China to include all facets of pharmaceutical life sciences from raw materials through dosage form production and distribution. Its' recent acquisition of a controlling interest in the profitable Hubei Tongji Benda Ebei Pharmaceutical Co. subsidiary is a cornerstone in its plan to expand through strategic acquisition and vertical integration to become one of the leading American corporations to profit from the burgeoning life sciences sector in China. The Hubei Tongji subsidiary is one of the largest capacity producers of small form injectable pharmaceuticals in central China. Shareholders may access additional information via the Company's website at www.amersin.com.

"Safe Harbor” Statement:
This news release contains certain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the forward-looking statements contained herein. Detailed information about many risk factors are set forth in Amersin’s periodic filings with the Securities and Exchange Commission including, but not limited to, those risks and uncertainties listed in the sections entitled "Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis” in Amersin’s most recent Quarterly Report on Form 10-QSB. All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at http://www.sec.gov or the Amersin web site at http://www.amersin.com. Amersin is under no obligation, and expressly disclaims any obligation, to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, contact:
Corporate Communications:
Amersin Life Sciences Corporation
Howard Milne, 604-881-2899 ext 220
Fax: 604-881-2892
howard@amersin.com